SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 15, 2009

The Annual Meeting of Stockholders of SeaChange International, Inc. (“SeaChange” or the “Company”) will be held at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720, on Wednesday, July 15, 2009 at 10:00 a.m., local time, to consider and act upon each of the following matters:

1.	To elect one member to the Board of Directors to serve for a three-year term as a Class I Director.

2.	To ratify the appointment of SeaChange’s independent registered public accounting firm.

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on May 18, 2009, the record date fixed by the Board of Directors for such purpose.

IF YOU PLAN TO ATTEND:

     Please call Martha Schaefer at (978) 897-0100 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

/s/ Kevin M. Bisson
Kevin M. Bisson
Chief Financial Officer, Secretary, Treasurer and Senior
Vice President, Finance and Administration

Acton, Massachusetts
May 27, 2009

Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to ensure representation of your shares. No postage need be affixed if the proxy is mailed in the United States. If you are the registered holder of the shares, you may rather choose to vote via the Internet or by telephone. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone. Please refer to the enclosed form for instructions.

2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
TABLE OF CONTENTS

OWNERSHIP OF SECURITIES	3

Securities Ownership Of Certain Beneficial Owners And Management	3

PROPOSAL NO. I - ELECTION OF DIRECTORS	5

Class I Director (Term Expires at 2009 Annual Meeting)	5

Class II Directors (Terms Expire at 2010 Annual Meeting)	5

Class III Directors (Terms Expire at 2011 Annual Meeting)	6

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS	7

Determination of Director Independence	7

Stockholder Proposals	7

Availability of Corporate Governance Documents	7

Board Meetings	8

Lead Director	8

Board Committees	8

Audit Committee	8
Compensation Committee	9
Corporate Governance and Nominating Committee	9
Qualifications of Director Candidates	9
Procedures for Stockholders to Recommend Director Candidates	10
Process for Stockholders to Communicate with Directors	10

Compensation of Directors	10

Report of the Audit Committee	13

INFORMATION CONCERNING EXECUTIVE OFFICERS	15

COMPENSATION DISCUSSION AND ANALYSIS	17

Overview	17

Setting Executive Compensation	17

Fiscal 2009 Executive Compensation Components	18

Base Salary	19
Performance-Based Incentive Compensation	19
Change in Control and Termination Benefits	22
General Employee Welfare Benefits	22

Tax and Accounting Implications	22

Summary Compensation Table	23

i

Grants of Plan-Based Awards	25

Outstanding Equity Awards at Fiscal Year-End	26

Option Exercises and Stock Vested	29

Pension Benefits	29

Nonqualified Deferred Compensation	29

Potential Payments upon Termination or Change in Control	29

Compensation Committee Report	32

Compensation Committee Interlocks and Insider Participation	32

PROPOSAL NO. II - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM	33

Independent Registered Public Accounting Firm for Fiscal Year 2010	33

Principal Accountant Fees and Services	33

OTHER MATTERS	35

Expenses and Solicitation	35

Section 16(a) Beneficial Ownership Reporting Compliance	35

Certain Relationships and Related Transactions	35

ii

SEACHANGE INTERNATIONAL, INC.
50 Nagog Park
Acton, Massachusetts 01720

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 15, 2009

May 27, 2009

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors (the “Board”) of SeaChange International, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, July 15, 2009, at 10:00 a.m., local time, at SeaChange’s offices, located at 50 Nagog Park, Acton, Massachusetts 01720.

Only stockholders of record as of the close of business on May 18, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof.

SeaChange intends to mail a printed copy of this proxy statement and proxy card to certain of its stockholders of record entitled to vote at the annual meeting on or about June 2, 2009. All other stockholders will receive a Notice Regarding the Availability of Proxy Materials (sometimes referred to as the “Notice”), which will be mailed on or about June 2, 2009.

SeaChange is pleased to take advantage of the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish their proxy materials over the Internet. We believe that this process allows SeaChange to provide its stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing its proxy materials.

As a result, SeaChange is mailing to most of its stockholders the Notice instead of a paper copy of this proxy statement and SeaChange’s 2009 Annual Report. The Notice contains instructions on how to access those documents over the Internet. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail.

Stockholders may vote in one of the following three ways: (1) if you receive a copy of the proxy materials by mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage paid envelope by return mail, (2) by completing a proxy using the toll-free telephone number listed on the proxy card or Notice, or (3) by completing a proxy on the Internet at the address listed on the proxy card or Notice. Any proxy may be revoked by a stockholder at any time before its exercise by either delivering written revocation or a later dated proxy to the Secretary of SeaChange, entering a new vote by Internet or telephone, or attending the Annual Meeting of Stockholders and voting in person.

All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted. With respect to the election of the Class I Director, any stockholder submitting a proxy has a right to withhold authority to vote for the nominee by indicating this in the space provided on the proxy. The stockholders will also consider and vote upon a proposal put forth by the Board to ratify the selection of SeaChange’s independent registered public accounting firm. Where a choice has been specified on the proxy card with respect to each proposal, the shares represented by the proxy will be voted in accordance with your specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominee for election to the Board of Directors to serve as a Class I Director and FOR the proposal to approve the ratification of the selection of SeaChange’s independent registered public accounting firm.

A majority in interest of the outstanding shares represented at the Annual Meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the meeting. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. An automated system administered by SeaChange’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions, as well as broker “non-votes” are not considered to have been voted for such matters and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority is calculated.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and in accordance with the SEC’s proxy rules. The persons named as proxies, William C. Styslinger, III and Kevin M. Bisson, were selected by the Board of Directors and are officers of SeaChange. See “Stockholder Proposals” herein at page 7.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of SeaChange common stock as of May 18, 2009 by:

  each person or entity who is known by SeaChange to beneficially own more than 5% of the common stock of SeaChange;
  each of the directors of SeaChange and each of the executive officers of SeaChange named in the Summary Compensation Table on page 23; and
  all of the directors and executive officers of SeaChange as a group.

Except for the named executive officers and directors, none of these persons or entities has a relationship with SeaChange. Unless otherwise indicated, the address of each person or entity named in the table is c/o SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts 01720, and each person or entity has sole voting power and investment power (or shares such power with his or her spouse), with respect to all shares of capital stock listed as owned by such person or entity.

The number and percentage of shares beneficially owned is determined in accordance with the rules of the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares of common stock underlying options or warrants that are exercisable by that person within 60 days of May 18, 2009. However, these shares underlying options or warrants are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity. Percentage of beneficial ownership is based on 31,830,053 shares of SeaChange’s common stock outstanding as of May 18, 2009.

	Amount and	Percent of
	Nature of	Common
	Beneficial	Stock
Name	Ownership(1)	Outstanding
William C. Styslinger, III (2)	2,218,923	6.9%
Kevin M. Bisson	50,705	*
Steven M. Davi	92,121	*
Ira Goldfarb	188,213	*
Yvette M. Kanouff	113,658	*
Mary Palermo Cotton	32,501	*
Thomas F. Olson	54,563	*
Carlo Salvatori	0	*
Carmine Vona	74,451	*
Ashford Capital Management, Inc. (3)
P.O. Box 4172
Wilmington, DE 19807	1,836,699	5.8%
Wellington Management Company, LLP (4)
75 State Street
Boston, MA 02109	2,731,137	8.6%
Dimensional Fund Advisors LP (5)
1299 Ocean Avenue
Santa Monica, CA 90401	2,504,547	7.9%
Pinnacle Associates Ltd. (6)
335 Madison Avenue, 11th Floor
New York, NY 10017	1,910,750	6.0%
All executive officers and directors as a group (12 persons) (7)	3,515,079	11.0%

*	Less than 1%

(1)	Includes shares of Common Stock which have not been issued but are subject to options which either are presently exercisable or will become exercisable within 60 days of May 18, 2009, as follows: Mr. Styslinger, 357,875 shares; Mr. Davi, 90,400 shares; Mr. Goldfarb, 107,900 shares; Ms. Kanouff, 83,500 shares; Mr. Olson, 27,562 shares; Ms. Cotton, 5,000 shares; and Mr. Vona, 32,563 shares. Excludes restricted stock units that will not have vested within 60 days of May 18, 2009, as follows: Mr. Styslinger, 149,985 unvested restricted stock units; Mr. Bisson, 54,160 unvested restricted stock units; Ms. Cotton, 21,999 unvested restricted stock units; Mr. Davi, 49,015 unvested restricted stock units; Mr. Goldfarb, 53,520 unvested restricted stock units; Ms. Kanouff, 56,587 unvested restricted stock units; Mr. Olson, 21,999 unvested restricted stock units; Mr. Salvatori, 24,000 unvested restricted stock units; and Mr. Vona, 21,999 unvested restricted stock units. Messrs. Styslinger, Bisson, Davi, and Goldfarb and Ms. Kanouff are each Named Executive Officers of SeaChange. Messrs. Styslinger, Olson, Salvatori and Vona and Ms. Cotton are each directors of SeaChange.
(2)	Includes (i) 17,500 shares of common stock owned by Merrill Lynch, Trustee f/b/o William C. Styslinger, III, IRA, and (ii) 171,500 shares of common stock owned by CGM IRA Rollover Custodian f/b/o William C. Styslinger, III, IRA. Excludes (i) 86,429 shares of common stock owned by Charles Jankovski as Trustee of The Styslinger Family Trust, (ii) 52,985 shares of common stock owned by his wife, Joyce Styslinger, and (iii) 20,858 shares of Common Stock owned by his daughter, Kimberly J. Styslinger. Mr. Styslinger disclaims beneficial ownership of the shares held by The Styslinger Family Trust; by his wife, Joyce Styslinger; and by his daughter, Kimberly J. Styslinger.
(3)	According to an amended Schedule 13G filed on February 17, 2009, Ashford Capital Management, Inc. has sole voting and dispositive power over all of the above-mentioned shares.
(4)	According to an amended Schedule 13G filed on February 17, 2009, Wellington Management Company, LLP shares voting power with respect to 1,686,337 of the above-mentioned shares with its clients and shares dispositive power over all of the above-mentioned shares with its clients.
(5)	According to an amended Schedule 13G filed on February 9, 2009, Dimensional Fund Advisors LP may be deemed to have sole voting and dispositive power over all of the above-mentioned shares. Dimensional Fund Advisors LP serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and investment accounts, which own the above-mentioned shares. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.
(6)	According to a Form 13F filed on January 22, 2009, Pinnacle Associates Ltd. has sole investment discretion with respect to the above mentioned shares.
(7)	This group is comprised of those individuals named in the Summary Compensation Table on page 23, the remaining executive officers of SeaChange and those persons who were directors of SeaChange as of May 18, 2009. Includes an aggregate of 890,300 shares of Common Stock which the directors and executive officers, as a group, have the right to acquire by exercise of stock options or will acquire upon vesting of restricted stock units within 60 days of May 18, 2009. Excludes an aggregate of 540,902 restricted stock units held by directors and executive officers, as a group, that will not have vested within 60 days of May 18, 2009.

PROPOSAL NO. I

ELECTION OF DIRECTORS

SeaChange’s Board of Directors currently consists of five members, four of whom are independent, non-employee directors. The Board of Directors is divided into three classes. Each class serves for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years. The present term of the Class I Director expires at the Annual Meeting. The Board of Directors, based on the recommendation of the Corporate Governance and Nominating Committee, has nominated Mr. Styslinger for re-election as the Class I Director. The Board of Directors knows of no reason why the nominee should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person, or for fixing the number of directors at a lesser number. Mr. Styslinger has consented to being named in this proxy statement as a nominee to be a Class I Director and to serving in that capacity, if elected.

The Board of Directors unanimously recommends a vote “FOR” the Nominee listed below.

The following table sets forth, for the nominee to be elected at the Annual Meeting and each of the other current directors, the year the nominee or director was first appointed or elected a director, the principal occupation of the nominee or director during at least the past five years and the age of the nominee or director.

Class I Director Nominee (Term Expires at 2009 Annual Meeting)

Nominee’s Name and Year	Position and Principal Occupation and Business Experience During
First Became Director	the Past Five Years

William C. Styslinger, III	Chief Executive Officer, Chairman of the Board and Director
(1993)	William C. Styslinger, III, 63, is a founder of SeaChange and has served as the Chief Executive Officer and a Director since the inception of SeaChange in July 1993 and as Chairman of the Board since January 1995. He additionally served as President of the Company from inception through April 2009. Prior to forming SeaChange in 1993, Mr. Styslinger was employed at Digital Equipment Corporation since March 1978, most recently as manager of the Cable Television Business Unit from October 1991 to May 1993.

Class II Directors (Terms Expire at 2010 Annual Meeting)

Director’s Name and Year	Position and Principal Occupation and Business Experience During
First Became Director	the Past Five Years

Thomas F. Olson (2001)	Director and Independent Lead Director

Thomas F. Olson, 60, has served as a Director of SeaChange since May 2001. In addition, from January 1999 to December 2003, Mr. Olson served as the Chief Executive Officer of National Cable Communications, a company specializing in cable television advertising time sales. From January 1995 to May 1998, Mr. Olson was Managing Partner of National Cable Communications and Chief Executive Officer of Katz Media Group, a radio, broadcast television and cable television national sales representation firm. Mr. Olson was with Katz Media Group for 23 years. Since 2005, Mr. Olson has also served on the board of Sarkes Tarzian, Inc., a private company that owns and operates television and radio stations.

Carlo Salvatori (2009)	Director

Carlo Salvatori, 68, has served as a Director of SeaChange since February 2009. In addition, Mr. Salvatori has served as the Managing Director and Chief Executive Officer of Unipol Gruppo Finanziario, an insurance and banking firm in Bologna, Italy, since July 2006. Previously, he was Chairman of Bank Austria Creditanstalt, a banking firm based in Wien, Austria, from January 2006 until June 2006, and prior to that served as Chairman of Unicredit Group, a banking company based in Milan, Italy, from May 2002 until January 2006. Further, Mr. Salvatori served as the Deputy Chairman of Mediobanca, a banking company in Milan, from May 2002 until June 2002.

Class III Directors (Terms Expire at 2011 Annual Meeting)

Nominee’s Name and Year	Position and Principal Occupation and Business Experience During
First Became Director	the Past Five Years

Mary Palermo Cotton (2004)	Director

Mary Palermo Cotton, 51, has served as a Director of SeaChange since September 2004. Currently Ms. Cotton is Chief Executive Officer of iDirect Technologies, a leading provider of satellite based IP communications technology. Previously, Ms. Cotton was a Senior Vice President of SAP, an enterprise software provider, as a result of SAP’s June 2006 acquisition of Frictionless Commerce. Prior to the acquisition, Ms. Cotton had been the Chief Executive Officer of Frictionless Commerce, a company providing supplier relationship management software, since February 2005. From February 2003 to July 2004, Ms. Cotton was a Senior Advisor to Aspen Technology, a software service provider, and previously served as Aspen’s Chief Operating Officer from January 2001 to January 2003. Ms. Cotton additionally served on the Board of Directors of Precise Software Solutions from June 2000 to June 2003 when Precise Software Solutions was acquired by VERITAS Software.

Carmine Vona (1995)	Director

Carmine Vona, 71, has served as a Director of SeaChange since January 1995. In addition, Mr. Vona has been President and Chief Executive Officer of Vona Information Systems, Inc., a consulting firm, since June 1996. Since December 2001, Mr. Vona has served as Chairman of Metrosoft, Inc., a New Jersey based company specializing in providing software products to the mutual funds industry. He also served as Metrosoft’s Chief Executive Officer from December 2001 through December 2002. From August 2000 to December 2002, he also served as a member of the Board of Directors of E-LAB, an Italian bank wholly owned by Banca INTESA. From November 1969 to June 1996, Mr. Vona was employed by Bankers Trust Co., during which time he held positions as Executive Vice President and Senior Managing Director for worldwide technology. From August 1986 to June 1996 Mr. Vona was Chairman of BT-FSIS, a software development company and a wholly-owned subsidiary of Bankers Trust Co.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Determination of Director Independence

The Board of Directors has determined that Messrs. Olson, Salvatori and Vona and Ms. Cotton are “independent” directors, meeting all applicable independence requirements of the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Marketplace Rules of The Nasdaq Stock Market (“Nasdaq”). In making this determination, the Board of Directors affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Stockholder Proposals

Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received no later than the close of business on January 27, 2010 at SeaChange’s principal executive offices in order to be included in the SeaChange proxy statement for that meeting. Any such stockholder proposals should be submitted to SeaChange International, Inc., 50 Nagog Park, Acton, Massachusetts, 01720, Attention: Secretary. Under the By-Laws of SeaChange, stockholders who wish to make a proposal at the 2010 Annual Meeting - other than one that will be included in SeaChange’s proxy materials - must notify SeaChange no earlier than December 28, 2009, and no later than January 27, 2010. If a stockholder who wishes to present a proposal fails to notify SeaChange by January 27, 2010, the stockholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the By-Laws of SeaChange, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the 2010 Annual Meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

In order to curtail controversy as to the date on which a proposal will be marked as received by SeaChange, it is suggested that stockholders submit their proposals by Certified Mail—Return Receipt Requested.

Availability of Corporate Governance Documents

SeaChange’s Code of Ethics and Business Conduct (“Ethics Policy”) for all directors and all employees of SeaChange, including executive officers, and the charters for SeaChange’s Board of Directors standing committees (Audit, Compensation and Option, Corporate Governance and Nominating) are available on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link. SeaChange will ensure that amendments, if any, to these documents are disclosed and posted on this website.

Board Meetings

The Board of Directors of SeaChange met ten times and acted by written consent one time during the fiscal year ended January 31, 2009. During the fiscal year ended January 31, 2009, each director attended at least 75% of the total number of meetings of the Board of Directors and meetings of all the committees of the Board on which they serve. SeaChange has a policy that its Board of Directors attend SeaChange’s Annual Meeting of Stockholders. Last year, all of the directors attended the Annual Meeting of Stockholders that was held on July 16, 2008.

Lead Director

The Board of Directors has appointed an independent director to serve as Lead Director. The function of the Lead Director is to facilitate and improve communication between the independent directors and SeaChange by serving as the interface between SeaChange’s Chief Executive Officer, senior management and the Board of Directors. The Lead Director works with the chairperson of the Compensation Committee, if a separate person, to establish goals for the Chief Executive Officer each fiscal year and conducts the annual Chief Executive Officer evaluation. Mr. Olson currently serves as the Lead Director.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The members of each committee are appointed by the Board based on the recommendation of the Corporate Governance and Nominating Committee. The members are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. Each standing committee is governed by a committee-specific charter that is reviewed periodically by the applicable committee pursuant to the rules set forth in each charter. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee

The Audit Committee members are Messrs. Olson and Vona and Ms. Cotton (Chair), each of whom meet the independence requirements of the SEC and Nasdaq, as described above. In addition, SeaChange’s Board has determined that each member of the Audit Committee is financially literate and that Ms. Cotton satisfies the requirement of the Marketplace Rules applicable to Nasdaq-listed companies that at least one member of the Audit Committee possess financial sophistication and that Ms. Cotton is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to SeaChange’s financial disclosure and reporting process, including the system of internal controls, the performance of SeaChange’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of SeaChange’s independent auditors. The Audit Committee met five times and acted by unanimous written consent one time during fiscal year 2009. The responsibilities of the Audit Committee and its activities during fiscal year 2009 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee members are Messrs. Olson (Chair) and Vona and Ms. Cotton, each of whom meet the independence requirements of the SEC and Nasdaq, as described above. Among other things, the Compensation Committee determines the compensation, including stock options, restricted stock units and other equity compensation, of SeaChange’s management and key employees, administers and makes recommendations concerning SeaChange’s equity compensation plans, and ensures that appropriate succession planning takes place for all levels of management, department heads and senior management. The Compensation Committee met two times and acted by unanimous written consent six times during fiscal year 2009. The responsibilities of the Compensation Committee and its activities during fiscal year 2009 are more fully described in the Compensation Discussion and Analysis contained in this proxy statement.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee members are Messrs. Olson, Salvatori and Vona (Chair), each of whom meet the independence requirements of the SEC and Nasdaq, as described above. The Corporate Governance and Nominating Committee is responsible for oversight of corporate governance at SeaChange, recommending to the Board of Directors persons to be nominated for election or appointment as directors of SeaChange and monitoring compliance with SeaChange’s Code of Ethics and Business Conduct. The Corporate Governance and Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders of SeaChange. Additionally, the Corporate Governance and Nominating Committee may identify candidates through engagements with executive search firms. The Corporate Governance and Nominating Committee met two times and acted by unanimous written consent one time during fiscal year 2009.

Qualifications of Director Candidates

In evaluating the suitability of individuals for Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of SeaChange’s business and represent stockholder interests. As part of the review in fiscal year 2009 by the Corporate Governance and Nominating Committee of SeaChange’s corporate governance documents, these criteria were reviewed. No changes to these criteria were recommended as a result of such review.

Procedures for Stockholders to Recommend Director Candidates

Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the SeaChange Corporate Governance and Nominating Committee, 50 Nagog Park, Acton, Massachusetts 01720. SeaChange stockholders wishing to nominate directors may do so by submitting a written notice to the Secretary of SeaChange at the same address in accordance with the nomination procedures set forth in SeaChange’s By-Laws. The procedures are summarized in this proxy statement under the heading “Stockholder Proposals.” The Secretary will provide the notice to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees. All nominees must meet, at a minimum, the qualifications described in “Qualifications of Director Candidates” above. The Committee did not receive any stockholder nominee recommendations for this annual meeting.

Process for Stockholders to Communicate with Directors

Stockholders may write to the Board or a particular Board member by addressing such communication to the Chairman of the Board, if directed to the Board as whole, or to an individual director, if directed to that particular Board member, care of SeaChange’s Chief Financial Officer, at SeaChange’s offices at 50 Nagog Park, Acton, Massachusetts 01720. Unless such communication is addressed to an individual director, SeaChange will forward any such communication to each of the directors.

Compensation of Directors

During the fiscal year ended January 31, 2009, directors who were employees of SeaChange received no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings. During the first half of fiscal year 2009, SeaChange directors who were not employees of SeaChange earned a fee of $4,000 per quarter and a fee of $1,000 for each meeting of the Board of Directors that they attended in person or by phone. In July 2008, the Board approved an increase in the quarterly compensation paid to each non-employee director to $9,000 per quarter effective commencing with the third quarter of 2009, but terminated the previous per meeting fee of $1,000. Non-employee directors were reimbursed for their reasonable out-of-pocket expenses incurred in attending Board meetings throughout fiscal 2009. Effective commencing with the third quarter of fiscal 2007, SeaChange implemented a policy for the Lead Director to receive a cash payment of $10,000 per quarter in consideration of service as Lead Director, for a total $40,000 per annum. Accordingly, for fiscal 2009, Mr. Olson earned $40,000 for his service as Lead Director in addition to earning $33,000 for his service as a director.

The Chairperson of the Audit Committee of the Board of Directors is entitled to receive an additional cash payment of $3,750 per quarter effective commencing with the fourth quarter of fiscal 2009, for a total payment of $15,000 per annum. In July 2008, the Board approved an increase from the prior payment level of $2,000 per quarter, which was the payment amount received for the first three quarters of fiscal 2009. Accordingly, for fiscal 2009, Ms. Cotton earned $9,750 for her service as Chairperson of the Audit Committee in addition to earning $32,000 for service as a director. In July 2008, the Board also approved a cash payment of $2,500 per quarter, commencing with the fourth quarter of fiscal 2009, to the chairs of the Corporate Governance and Nominating Committee and of the Compensation Committee. Accordingly, for fiscal 2009, Martin R. Hoffmann earned $2,500 for his service as Chairman of the Corporate Governance and Nominating Committee prior to his resignation from the Board at the end of the fiscal year, in addition to earning $33,000 for service as a director. The Lead Director is not eligible to receive additional fees for service as chair of a committee. As a result, as Lead Director Mr. Olson does not receive the $2,500 quarterly fee he would otherwise be entitled to as Chairman of the Compensation Committee.

In accordance with the compensation policy for non-employee directors adopted by the Compensation Committee in December 2005, each non-employee director is entitled to receive an annual grant of restricted stock units that vests in equal installments over three years. In July 2008, the Board approved an increase in the number of restricted stock units granted under this policy each year from 10,000 to 12,000 restricted stock units. The annual grant of 12,000 restricted stock units with respect to fiscal 2009 was made in December 2008.

In February 2009, the Board adopted a policy to award new non-employee directors the following awards at the time they join the Board: (i) an initial equity award of restricted stock units for 12,000 shares of SeaChange’s common stock, to vest annually over three years on the anniversary of the date the non-employee director joins the Board, and (ii) the annual restricted stock unit award made to non-employee directors described in the immediately preceding paragraph which, at the discretion of the Board, may be prorated for partial year service.

Director Compensation
Fiscal Year 2009

Name	Fees Earned or	Stock	Total
	Paid in	Awards	($)
	Cash	(1)
	($)	($)
Mary Palermo Cotton	41,750	78,753	120,503
Martin R. Hoffmann (2)	35,500	179,381	214,881
Thomas F. Olson	73,000	78,753	151,753
Carmine Vona	33,000	78,753	111,753

(1)	Reflects compensation expense for restricted stock unit grants recognized for financial reporting purposes (exclusive of any assumptions for forfeitures) under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (FAS 123R) for the fiscal year ended January 31, 2009. During fiscal 2009, restricted stock awards of 10,000 and 12,000 were granted to each of the non-employee directors for services rendered in fiscal years 2008 and 2009, respectively.

(2)	Martin R. Hoffmann retired from the Board of Directors effective as of January 31, 2009. Reflected in the table above is the stock award expense resulting from the Company’s acceleration of the vesting of Mr. Hoffmann’s outstanding stock awards as of January 31, 2009.

The table below shows the aggregate number of stock awards and options outstanding for each non-employee director as of January 31, 2009. Martin R. Hoffmann’s options outstanding as of January 31, 2009 were exercisable through April 30, 2009. Stock awards consist of unvested restricted stock units. Upon vesting, the units are paid in the form of shares of our common stock.

Name	Aggregate Stock	Aggregate Stock
	Awards	Options
	Outstanding	Outstanding
	(#)	(#)
Mary Palermo Cotton	21,999	5,000
Martin R. Hoffmann	-0-	32,563
Thomas F. Olson	21,999	27,562
Carmine Vona	21,999	32,563

Report of the Audit Committee

The Audit Committee currently consists of Ms. Cotton (chair) and Messrs. Olson and Vona.

The Audit Committee’s primary duties and responsibilities are to:

  Appoint, compensate and retain SeaChange’s independent registered public accounting firm, and oversee the work performed by the independent registered public accounting firm.
  Assist the Board of Directors in fulfilling its responsibilities by reviewing the financial reports provided by SeaChange to the SEC and SeaChange’s stockholders.
  Monitor the integrity of SeaChange’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.
  Recommend, establish and monitor procedures designed to improve the quality and reliability of the disclosure of SeaChange’s financial condition and results of operations.
  Provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.

The Board of Directors has adopted a written charter setting out the functions the Audit Committee is to perform. A copy of this may be found on SeaChange’s website at www.schange.com under the “Corporate Governance” section of the “Investor Relations” link.

Management has primary responsibility for SeaChange’s consolidated financial statements and the overall reporting process, including SeaChange’s system of internal controls.

The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of SeaChange in conformity with accounting principles generally accepted in the United States of America, expresses an opinion on the effectiveness of internal control over financial reporting and discusses with the Audit Committee any issues the independent registered public accounting firm believes should be raised with SeaChange.

For fiscal year 2009, the Audit Committee reviewed the audited consolidated financial statements of SeaChange and met with both management and Grant Thornton LLP, SeaChange’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that there were no material deficiencies in the design or operation of internal controls which could adversely affect SeaChange’s ability to record, process, summarize and report financial data and that there was no fraud, whether or not material, that involved management or other employees who have a significant role in SeaChange’s internal controls.

The Committee has received from and discussed with Grant Thornton LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the independent accountant’s independence. The Committee also discussed with Grant Thornton LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of SeaChange be included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2009. The Audit Committee also decided to retain Grant Thornton LLP as SeaChange’s independent registered public accounting firm for the 2010 fiscal year.

RESPECTFULLY SUBMITTED BY THE AUDIT
COMMITTEE OF THE BOARD OF DIRECTORS

Mary Palermo Cotton, Chair
Thomas F. Olson
Carmine Vona

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material.” No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that SeaChange specifically incorporates this report or any portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

INFORMATION CONCERNING EXECUTIVE OFFICERS

In addition to Mr. Styslinger, SeaChange’s Chief Executive Officer, Chairman of the Board and Director, whose biographical information is set forth above at page 5, SeaChange’s executive officers are:

Executive Officer’s	Position and Principal Occupation and
Name	Business Experience During the Past Five Years

Edward Dunbar	Chief Operating Officer and President

Ed Dunbar, 57, joined SeaChange on April 13, 2009 as Chief Operating Officer and President. Mr. Dunbar was previously Area Vice President and General Manger for Comcast Cable Communications in that company’s Atlanta Region from 2002 to April 2009. From 2002 to 2007 he served as both Vice President of Corporate Integration and Group Vice President for Comcast Spotlight. Between 2000 and 2002 he was Executive Vice President of USA.net, a web based application service provider. Over the prior ten years Mr. Dunbar served in executive and general management positions with cable operations which were ultimately combined into MediaOne, where he served as Corporate Vice President of Advertising Sales.

Kevin M. Bisson	Chief Financial Officer, Treasurer, Secretary and Senior Vice President, Finance and Administration

Kevin M. Bisson, 47, joined SeaChange on March 13, 2006 as the Senior Vice President, Finance and Administration, Secretary and Treasurer. Mr. Bisson assumed the role of Chief Financial Officer in April 2006. Prior to joining SeaChange, Mr. Bisson served from May 2003 until March 2006 as the Senior Vice President and Chief Financial Officer of American Superconductor Corporation, an energy technologies company, and was also the Treasurer of American Superconductor Corporation from January 2004 until March 2006. Prior to joining American Superconductor Corporation, Mr. Bisson served from 2000 to 2003 as Vice President, Controller and Treasurer for Axcelis Technologies, Inc., a semiconductor equipment manufacturing company. Prior to joining Axcelis Technologies, Mr. Bisson served for ten years in a number of financial capacities with United Technologies Corporation.

Steven M. Davi	Senior Vice President, Software Engineering

Steven M. Davi, 45, joined SeaChange in November 1997 and, since July 2005, has served as Senior Vice President, Software Engineering. Mr. Davi previously served as Vice President, Engineering from August 2003 to July 2005, as Manager, Engineering from August 1998 to August 2003 and as Consulting Software Engineer from November 1997 to August 1998. Prior to joining SeaChange, Mr. Davi served from September 1990 until November 1997 in various engineering and managerial positions at Banyan Systems Inc., a network operating system software company that specialized in enterprise scale directory and messaging products. Prior to joining Banyan Systems, Mr. Davi served from June 1985 until September 1990 in various engineering positions within the networking division at Data General.

Ira Goldfarb	Senior Vice President, Worldwide Sales

Ira Goldfarb, 51, has served as Senior Vice President, Worldwide Sales since August 2003. Prior to that, Mr. Goldfarb served as Vice President, Worldwide Sales since January 1998, Vice President, U.S. Systems Sales from August 1997 to January 1998, as Vice President, Eastern Region from January 1997 to August 1997, and as Vice President, Central Region, from August 1994 to January 1997. Prior to joining SeaChange, Mr. Goldfarb held several sales management positions at Digital Equipment Corporation from September 1983 to July 1994.

Yvette Kanouff	Chief Strategy Officer

Yvette Kanouff, 43, joined SeaChange in September 1997 and, since March 2006, has served as SeaChange’s Chief Strategy Officer. Previously, Ms. Kanouff served from July 2005 to March 2006 as Senior Vice President, Strategic Planning and Business Development, and as Vice President, Interactive Television Management from August 2003 to July 2005. Ms. Kanouff served as Vice President, Technology from July 2001 to August 2003, and as Director, Interactive Technology from September 1997 to July 2001. Prior to that, Ms. Kanouff served as Director of Interactive Technologies for Time Warner Cable and worked as a signal processing mathematician at Lockheed Martin.

Anthony William Kelly	Senior Vice President

Anthony Kelly, 47, has served as Senior Vice President of SeaChange since September 2005, concurrent with SeaChange’s acquisition of ODG. Mr. Kelly also serves as Chief Executive Officer of ODG, a position he has held since 1996. Prior to assuming the role of Chief Executive Officer of ODG, Mr. Kelly served as a director of the Lambie Nairn Group from May 1992 to December 1994 and as an executive at Video Networks Limited from December 1992 to April 1995. Prior to that, from July 1990 to April 1992, Mr. Kelly served as CEO of the Palace Group, a major UK independent film producer and distributor. Before joining Palace, Mr. Kelly was Head of Program Finance at British Satellite Broadcasting from 1987 to June 1990.

Bruce E. Mann	Senior Vice President, Network Storage Engineering

Bruce E. Mann, 61, joined SeaChange in September 1994 as Vice President, Network Storage Engineering. In August 2003, Mr. Mann assumed the role of Senior Vice President, Network Storage Engineering. Prior to joining SeaChange, Mr. Mann served as Director of Engineering at Ungermann-Bass, Inc., a subsidiary of Tandem Computers Inc., from March 1993 to September 1994. Prior to that, from September 1976 to March 1993, Mr. Mann was an engineer at Digital Equipment Corporation, most recently as Senior Consulting Engineer.

Executive officers of SeaChange are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of SeaChange. Each executive officer is a full time employee of SeaChange.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

SeaChange structures its executive compensation to reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives. The Compensation Committee (the “Committee”) of the Board has responsibility for establishing, implementing and monitoring adherence to this philosophy.

The Committee has designed an executive compensation program that rewards the achievement of specific financial and non-financial goals through a combination of cash and stock-based compensation. This bifurcation between financial and non-financial objectives and between cash and stock-based compensation provides a structure in which executives are rewarded for achieving results that the Committee believes will enhance stockholder value.

The Committee believes that shareholder interests are best served by compensating SeaChange employees at industry competitive rates, enabling SeaChange to attract and retain the best available talent and recognize superior performance while providing incentives to achieve overall business and financial objectives. By doing so, SeaChange believes that its ability to achieve financial and non-financial goals is enhanced.

Setting Executive Compensation

When making compensation decisions, the Committee begins with a breakdown of each compensation component for its Chief Executive Officer. This breakdown includes the dollar amount of each component of compensation payable to the Chief Executive Officer in the relevant period, together with the related metrics for performance-based compensation. The overall purpose of this breakdown is to bring together, in one place, all of the elements of fixed and contingent compensation, so that the Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate amount of actual and projected compensation.

The Committee then presents this breakdown to the Chief Executive Officer, who provides input to the Committee on the reasonableness, feasibility and effectiveness of the compensation components, including performance metrics, proposed by the Committee. The Chief Executive Officer then creates similar compensation component breakdowns for the other executive officers, presenting compensation recommendations of both base and performance-based compensation in the relevant period, together with the related performance metrics. These recommendations are then reviewed and, once agreed upon, approved by the Committee. The Committee can exercise its discretion in modifying any recommended compensation to executives, and exercises this discretion in active consultation with the Chief Executive Officer.

In fiscal 2009, SeaChange engaged DolmatConnell & Partners to prepare a competitive assessment of compensation practices for SeaChange’s executive officers and directors. In completing this analysis, DolmatConnell, together with SeaChange, identified the following list of peer companies:

Airvana, Inc. ARRIS Group, Inc. Aspen Technology, Inc. BigBand Networks, Inc. Concurrent Computer Corporation Harmonic Inc. iRobot Corp. Mercury Computer Systems, Inc.	Netscout Systems, Inc. Network Engines, Inc. OpenTV Corp. Progress Software Corp. Sonus Networks, Inc. Starent Networks Corp. Sycamore Networks, Inc.

SeaChange believes that the group of companies is representative of the sector in which SeaChange operates or competes for similar skilled employees, and the group was chosen because of each of the companies’ relative leadership position in products offered, their relative size as measured by market capitalization and the relative complexity of their business.

In determining fiscal 2009 compensation for SeaChange’s executive officers, the Committee considered general trends in market compensation as outlined in the report of DolmatConnell. However, the Committee neither set compensation by reference to a specific level of the compensation paid by the peer companies nor engaged for other purposes DolmatConnell or any other external compensation consultants.

The Committee endeavors to establish a compensation program that is internally consistent and equitable in order for SeaChange to achieve its overall corporate objectives. Within this framework, the level of the Chief Executive Officer’s compensation will differ from that of the other executives because of the difference in his role and responsibilities and the compensation practices at peer companies.

Fiscal 2009 Executive Compensation Components

For the fiscal year ended January 31, 2009, the principal components of compensation for named executive officers were:

  base salary;
  performance-based incentive compensation;
  change in control and termination benefits; and
  general employee welfare benefits.

As discussed below, the Committee believed that this mix of compensation would allow SeaChange to pay its executive officers competitive levels of compensation that best reflect individual responsibilities and contributions, while providing incentives to achieve overall business and financial objectives.

Base Salary

SeaChange provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined individually for each executive.

During its review of base salaries for executives, the Committee primarily considers:

  individual performance of the executive;
  SeaChange’s overall past operating and financial performance and future expectations;
  internal review of the executive’s compensation, both individually and relative to other executive officers; and
  market data regarding peer companies.

The Committee does not give a specific weighting among these various factors but rather considers the factors collectively in setting base salary. Salary levels are typically considered on an annual basis as part of SeaChange’s performance review process, as well as upon a promotion or other change in job responsibility. SeaChange tries to provide an allocation between base and performance-based incentive compensation that reflects market conditions and appropriately ensures alignment of individual performance with SeaChange’s objectives.

Performance-Based Incentive Compensation

The Committee believes that performance-based incentive compensation motivates the achievement of critical annual performance objectives aimed at enhancing stockholder value. The performance-based incentive compensation plans established for each of Messrs. Bisson, Davi, Goldfarb and Styslinger and Ms. Kanouff provide for a cash base salary and eligibility for an equity and/or cash-based incentive bonus.

Performance-based compensation for each of the named executive officers included the overall company financial objectives related to:

  revenue for fiscal 2009;
  net cash flow for fiscal 2009; and
  earnings for fiscal 2009.

Financial performance-based objectives for named executive officers also included whether SeaChange had positive earnings every quarter during the fiscal year, the financial performance of specific software product lines in the case of Mr. Davi and Ms. Kanouff, and revenue-based commissions in the case of Mr. Goldfarb and Ms. Kanouff. Non-financial performance-based objectives included certain quality and executive management development objectives, in the case of Mr. Styslinger; customer satisfaction and employee development, in the case of each of Messrs. Davi and Goldfarb and Ms. Kanouff; and product development process improvement, in the case of Mr. Davi and Ms. Kanouff. The Committee determined that the combination of these financial and non-financial objectives and sales-based commissions provided an overall compensation structure that the Committee believed would focus each of the named executive officers to achieve these objectives of SeaChange.

In determining the targets and payouts at target for each of the objectives, the Committee considered the probability of achieving that target and the corresponding level of individual and group effort that would be required to achieve that target. Within that framework, the Committee set a fiscal 2009 revenue target of $200,000,000; an increase in net cash flow target of $12,000,000 for fiscal 2009; and a fiscal 2009 earnings target of $5,000,000. The Committee retained discretion to adjust these targets during the year, including discretion to reflect unusual or non-recurring items. The Committee did not establish limits for itself with respect to exercise of this discretion, and believes that this discretion is important in order to retain the ability to compensate executive officers in a manner that reflects overall corporate performance in the market conditions.

The Committee exercised this discretion to:

  reduce the net cash flow target by approximately $6,000,000 to account for the repurchase by the Company of 833,597 shares of its common stock at an average price of $7.16 per share under a Board authorized buyback program;
  reduce the net cash flow target by approximately $3,200,000 to account for the Company’s acquisition of Mobix Interactive Ltd. on November 19, 2008; and
  reduce the net cash flow target by approximately $8,600,000 to account for the purchase and renovation of a facility in London, England.

The Committee did not exercise its discretion to adjust financial targets or alter related compensation in response to changing economic conditions during fiscal year 2009. As a result, all awards for fiscal 2009 performance were based on the Company having met its financial goals despite the general economic downturn, which steepened in the latter part of the fiscal year after the Committee had set these goals. In fiscal 2009, the Company exceeded targeted revenue, net cash flow and earnings, resulting in above-target performance-based payouts to the Company’s executive officers based on all three factors.

In establishing the Company financial targets and potential payout for the named executive officers, the Committee provided for additional cash and RSU payouts in the event that the revenue or earnings targets were exceeded, while establishing an upward limit on compensation awarded for exceeding the revenue target and giving the Chief Executive Officer discretion to have awards resulting from earnings in excess of a set amount be made either in cash or RSUs. The Committee also provided for a decreasing amount of cash and RSU payouts in the event that any of the three performance-based financial objectives were not met, while establishing a floor with respect to each objective below which no corresponding payout would be made. These provisions were established to provide incentive to the Company’s officers to exceed the Company’s financial targets, as well as to provide some form of payout for performance that approaches but may not meet the established targets. The Committee implemented this structure to ensure that the Company’s compensation programs support the Company’s overall compensation objectives.

Effective January 21, 2009, the Company amended its Code of Ethics to institute a policy regarding compensation reimbursement, or a “clawback” policy. The policy provides that in the event that the financial results of the Company are significantly restated, the Board of Directors will review any compensation, other than base salary, paid or awarded to any executive officer found to have engaged in fraud or intentional misconduct that caused the need for the restatement. The Board will, to the extent permitted by law, require the executive officer to reimburse SeaChange for any such compensation if:

  the amount of such compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement; and
  such compensation would have been lower than the amount actually awarded had the financial results been properly reported.

Other than with respect to Mr. Bisson, whose performance-based compensation was solely in the form of equity awards of restricted stock units (RSUs), the Committee structured the performance-based compensation to be a mixture of cash and equity awards in the form of RSUs. In determining an allocation between equity and cash incentive-based compensation (other than with respect to incentive-based compensation in the form of sales commissions which were payable solely in cash), the Committee generally seeks to have recipients earn greater value from equity awards than from cash awards. This weighting toward equity awards is done because the Committee believes that equity-based incentive compensation further aligns the interests of the executive officers with those of the stockholders, increases executive ownership of SeaChange’s stock, discourages excessive levels of risk taking, and enhances executive retention in a challenging business environment and competitive labor market.

Grants of RSUs were made pursuant to SeaChange’s Amended and Restated 2005 Equity Compensation and Incentive Plan. With respect to all named executive officers, RSUs awarded under the fiscal 2009 compensation plan have a three year vesting schedule, and vest in equal annual installments with the first tranche to vest January 31, 2010. The Committee is limited, however, in that SeaChange has made a commitment not to grant equity awards in excess of two percent (2.0%) of issued and outstanding stock per fiscal year, subject to reasonable adjustments as may be necessary to account for unusual corporate events such as acquisitions and new hires of executive officers.

SeaChange has made, and from time to time continues to make, grants of stock options and RSUs to eligible employees based upon SeaChange’s overall financial performance and their individual contributions. Stock options and RSUs are designed to align the interests of SeaChange’s executives and other employees with those of its stockholders by encouraging them to enhance the value of SeaChange. In addition, the vesting of stock options and RSUs over a period of time is designed to defer the receipt of compensation by the recipient, creating an incentive for the employee to remain with SeaChange. SeaChange does not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news.

Change in Control and Termination Benefits

SeaChange has entered into change in control severance agreements with each of its named executive officers. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described in detail on page 29 under the heading entitled “Potential Payments Upon Termination or Change in Control.”

The change-in-control agreements are designed to provide an incentive to remain with SeaChange leading up to and following a change in control. As discussed below, the agreements are tailored to provide for incremental benefits upon a change in control and upon termination of employment in the period subsequent to a change in control. The Committee believes that this layered method of compensation enhances stockholder value by enhancing the incentives for an executive officer to remain with SeaChange through a change in control.

Given the range in individual situations among SeaChange’s executive officers and the desire to provide a relatively uniform basis of benefits among these individuals, the Committee has determined that it is appropriate for each of the executive officers to continue to be party to these change in control severance agreements.

General Employee Welfare Benefits

SeaChange also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. SeaChange offers a stock purchase plan, under which employees may purchase common stock at a discount, and a 401(k) retirement plan, which permits employees to invest in a choice of mutual funds on a pre-tax basis. SeaChange also maintains medical, disability and life insurance plans and other benefit plans for its employees.

Tax and Accounting Implications

The financial reporting and income tax consequences to SeaChange of individual compensation elements are important considerations for the Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

In making its compensation decisions, the Committee has considered that Internal Revenue Code Section 162(m) limits deductions for compensation paid in excess of $1 million. As a result, the Committee has designed much of the total compensation packages for the named executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m), if the Committee considers the tax consequences and determines that nevertheless those non-deductible elements are in SeaChange’s best interests.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of SeaChange’s named executive officers for all services rendered in all capacities to SeaChange in fiscal 2009, fiscal 2008 and fiscal 2007.

Name and	Fiscal	Salary	Bonus(1)	Stock Awards	Option	Non-Equity	All Other	Total ($)
Principal	Year	($)	($)	(2)	Awards	Incentive Plan	Compensation
Position				($)	(3)	Compensation	(5)
					($)	(4)
						($)
William C.	2009	438,750	–	480,156	–	408,960	–	1,327,866
Styslinger, III	2008	401,250	–	368,242	2,329	653,761	–	1,425,582
Chief Executive	2007	375,000	–	77,625	28,759	67,582	–	548,966
Officer, Chairman of
the Board and
Director

Kevin M.	2009	324,188	–	338,826	–	–	–	663,014
Bisson	2008	313,298	–	363,276	–	–	–	676,574
Chief Financial	2007	265,962	35,000	172,881	–	–	–	473,843
Officer, Senior Vice
President, Finance
and Administration,
Treasurer and
Secretary

Yvette Kanouff	2009	231,634	–	188,378	–	487,888	26,508	934,408
Chief Strategy	2008	234,869	–	176,881	450	333,360	–	745,560
Officer	2007	203,867	–	70,719	6,920	457,527	–	739,033

Ira Goldfarb	2009	150,000	–	204,208	–	417,344	–	771,552
Senior Vice	2008	150,000	–	187,882	497	340,858	–	679,237
President,	2007	150,000	–	64,657	7,884	337,053	–	559,594
Worldwide Sales

Steven M. Davi	2009	230,250	–	185,653	–	143,288	–	559,191
Senior Vice	2008	216,719	–	185,064	450	130,752	–	532,985
President, Software	2007	205,125	–	87,274	7,309	122,014	–	421,722
Engineering

(1)	Reflects a fiscal 2007 $35,000 bonus to Mr. Bisson in accordance with his initial employment offer.

(2)	Compensation expense for restricted stock units related to our performance-based compensation plan are included in the Stock Awards column. This expense represents the value of restricted stock unit awards for financial statement reporting purposes for fiscal 2009, 2008 and 2007 as computed in accordance with FAS 123R disregarding any estimates of forfeitures relating to service-based vesting conditions. In fiscal 2009, Mr. Styslinger earned 87,930 restricted stock units with a fair value of $520,546; Mr. Bisson earned 23,124 restricted stock units with a fair value of $136,895; Ms. Kanouff earned 35,391 restricted stock units with a fair value of $209,515; Mr. Goldfarb earned 27,134 restricted stock units with a fair value of $160,631; and Mr. Davi earned 25,827 restricted stock units with a related fair value of $152,898. The fair values were based on the closing price of our common stock at January 31, 2009 of $5.92 per share. The fair value of restricted stock units is fixed as of the board approval grant date, is amortized over the fiscal performance period and vests over a three year period. The compensation for stock awards is that portion of the expense that is attributable to the 2009 performance period for the fiscal 2009 stock awards, the first year vesting period for the fiscal 2008 stock awards and the first and second year vesting periods for the fiscal 2007 stock awards.

(3)	The Option Awards column reflects the FAS 123R compensation expense of awards of stock options made to the named executive officers prior to fiscal 2007, excluding an estimate of forfeitures related to service-based vesting conditions. No awards of stock options were made to the named executive officers in fiscal 2009, 2008 or 2007. The option awards expense was determined using the Black-Scholes option valuation model, which estimates the value of an equity award using subjective assumptions which can vary over time. For a complete discussion of our adoption of FAS 123R and the relevant assumptions we use to calculate the grant date fair value of option awards, see “Note 5, Stock-Based Compensation and Stock Incentive Plans” of the “Notes to Consolidated Financial Statements” in our fiscal 2008 Annual Report on Form 10-K.

(4)	The Non-Equity Incentive Plan Compensation column reflects the cash awards made to the named executive officers under the fiscal 2009, 2008 and 2007 performance-based compensation plans. For fiscal years 2009 and 2008, The Non-Equity Incentive Plan Compensation column includes $215,840 and $169,920, respectively, in sales commissions earned by Ms. Kanouff and $417,344 and $340,858, respectively, in sales commissions earned by Mr. Goldfarb.

(5)	The All Other Compensation column includes Company contributions to a Named Executive Officer’s 401(k) Plan account, perquisites and other personal benefits received by a Named Executive Officer to the extent such benefits exceeded $10,000 in the aggregate during the fiscal year. Other annual compensation for Ms. Kanouff in fiscal 2009 consisted of (1) $20,305 in moving expenses and (2) $6,203 in matching contributions to Ms. Kanouff’s 401(k) Plan account.

Grants of Plan-Based Awards

No grants were made under the fiscal year 2009 performance-based incentive plan during fiscal 2009. Awards of restricted stock units under the fiscal year 2009 performance-based incentive plan were made in April 2009, and these awards are reflected in the Summary Compensation Table above. However, SeaChange did make certain other grants to its named executive officers in fiscal 2009, as detailed below, in recognition of the executive officer’s contributions to SeaChange’s fiscal year 2008 operations and performance and as an incentive for future performance. As detailed in SeaChange’s 2008 proxy statement and reflected in the Summary Compensation Table appearing in such proxy statement, the following grants of restricted stock units were made in fiscal 2009 with respect to fiscal year 2008 operations and performance.

Name	Grant Date	All Other Stock	Grant Date Fair Value of
		Awards: Number of	Stock and Option Awards
		Shares of Stock or	($)
		Units
		(#)
William C. Styslinger, III	5/16/2008	89,892	664,302
Kevin M. Bisson	5/16/2008	40,860	301,955
Yvette Kanouff	5/16/2008	25,216	186,346
Ira Goldfarb	5/16/2008	34,213	252,834
Steven M. Davi	5/16/2008	25,316	187,085

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at January 31, 2009 granted to each of SeaChange’s named executive officers.

	Option Awards(1)				Stock Awards(2)
Name	Number	Number of	Option	Option	Number of Shares or	Market Value of
	of	Securities	Exercise	Expiration	Units of Stock That	Shares or Units of
	Securities	Underlying	Price	Date	Have Not Vested	Stock That Have
	Underlying	Unexercised	($)		(#)	Not Vested
	Unexercised	Options				($)
	Options	(#)
	(#)	Unexercisable
	Exercisable
William C. Styslinger, III	24,045	-	7.88	4/26/09	68,721	406,828
	298	-	7.17	4/26/09
	41,000	-	26.75	5/24/10
	2,380	-	18.75	4/20/11
	52,620	-	18.75	4/20/11
	55,000	-	13.76	4/4/12
	46,875	-	7.00	3/5/13
	40,000	-	15.59	11/4/13
	20,000	-	14.56	12/4/13
	20,000	-	15.62	3/4/14
	40,000	-	12.21	5/24/14
	20,000	-	14.47	8/4/14
	20,000	-	17.39	11/4/14

Kevin M. Bisson					52,702	311,996

Yvette Kanouff	7,500	-	7.17	4/26/09	23,196	137,320
	4,260	-	34.00	4/14/10
	5,740	-	26.75	5/24/10
	3,865	-	23.31	11/30/10
	4,135	-	23.31	11/30/10
	7,000	-	13.76	4/4/12
	3,500	-	13.24	5/24/12
	3,500	-	6.20	8/5/12
	3,500	-	6.05	11/4/12
	14,500	-	7.00	3/5/13
	4,500	-	10.72	5/27/13
	4,500	-	10.33	8/4/13
	4,500	-	15.59	11/4/13
	5,000	-	15.62	3/4/14
	2,118	-	12.21	5/24/14
	2,882	-	12.21	5/24/14
	5,000	-	14.47	8/4/14
	5,000	-	17.39	11/4/14

	Option Awards(1)				Stock Awards(2)
Name	Number	Number of	Option	Option	Number of Shares or	Market Value of
	of	Securities	Exercise	Expiration	Units of Stock That	Shares or Units of
	Securities	Underlying	Price	Date	Have Not Vested	Stock That Have
	Underlying	Unexercised	($)		(#)	Not Vested
	Unexercised	Options				($)
	Options	(#)
	(#)	Unexercisable
	Exercisable
Ira Goldfarb	7,500		7.17	4/26/09	28,386	168,045
	1,500	-	12.83	7/5/09
	7,668	-	34.00	4/14/10
	10,332	-	26.75	5/24/10
	14,400	-	23.31	11/30/10
	9,000	-	13.76	4/4/12
	4,500	-	13.24	5/24/12
	4,500	-	6.20	8/5/12
	4,500	-	6.05	11/4/12
	16,000	-	7.00	3/5/13
	4,500	-	10.72	5/27/13
	4,500	-	10.33	8/4/13
	4,500	-	15.59	11/4/13
	6,250	-	15.62	3/4/14
	6,250	-	12.21	5/24/14
	6,045	-	14.47	8/4/14
	205	-	14.47	8/4/14
	6,250	-	17.39	11/4/14

Steven M. Davi	7,500	-	7.17	4/26/09	25,188	149,113
	3,195	-	34.00	4/14/10
	4,305	-	26.75	5/24/10
	7,571	-	23.31	11/30/10
	6,829	-	23.31	11/30/10
	9,000	-	13.76	4/4/12
	4,500	-	13.24	5/24/12
	4,500	-	6.20	8/5/12
	4,500	-	6.05	11/4/12
	14,500	-	7.00	3/5/13
	4,500		10.72	5/27/13
	4,500	-	10.33	8/4/13
	4,500	-	15.59	11/4/13
	3,165	-	15.62	3/4/14
	1,335	-	15.62	3/4/14
	4,500	-	12.21	5/24/14
	4,500	-	14.47	8/4/14
	4,500	-	17.39	11/4/14

(1)	All options in the table above were granted under the Company’s Amended and Restated 1995 Stock Option Plan. Under this plan, one quarter of the options vest and become exercisable after one year and the balance vest and become exercisable over the next three years quarterly in equal installments. In fiscal 2006, the Company accelerated the vesting of certain unvested stock options with exercise prices equal to or greater than $9.00 per share that were previously awarded under the Company’s Amended and Restated 1995 Stock Option Plan.

(2)	These columns show the number of shares of Common Stock represented by unvested restricted stock units at January 31, 2009. The vesting dates for these unvested restricted stock units are as follows:

Name	Number of	Date of Grant	Vesting Dates
Restricted
Stock Units
That Have Not
Vested
William C. Styslinger, III	6,666	2/9/06	2/9/09
	2,127	5/7/07	7/31/09
	59,928	5/16/08	1/31/10, 1/31/11
Kevin M. Bisson	21,666	3/15/06	3/15/09
	3,796	7/18/07	1/31/10
	27,240	5/16/08	1/31/10, 1/31/11
Yvette Kanouff	2,000	2/9/06	2/9/09
	500	5/7/07	7/31/09
	3,886	5/7/07	1/31/10
	16,810	5/16/08	1/31/10, 1/31/11
Ira Goldfarb	2,000	2/9/06	2/9/09
	500	5/7/07	7/31/09
	3,078	5/7/07	1/31/10
	22,808	5/16/08	1/31/10, 1/31/11
Steven M. Davi	2,000	2/9/06	2/9/09
	2,478	5/7/07	7/31/09
	3,833	5/7/07	1/31/10
	16,877	5/16/08	1/31/10, 1/31/11

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of SeaChange’s named executive officers for fiscal 2009.

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise(1)	Shares	on Vesting(2)
	Acquired	($)	Acquired	($)
	on Exercise		on Vesting
	(#)		(#)
William C. Styslinger, III	–	–	38,759	234,779

Kevin M. Bisson	–	–	38,971	245,613

Yvette Kanouff	–	–	17,126	107,136

Ira Goldfarb	7,500	12,231	19,316	120,233

Steven M. Davi	–	–	19,083	121,688

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	The value realized upon vesting of the restricted stock units shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.

Pension Benefits

The Company does not offer defined benefit plans to its employees.

Nonqualified Deferred Compensation

The Company does not offer nonqualified defined contribution or other nonqualified deferred compensation plans to its employees.

Potential Payments upon Termination or Change in Control

As explained above, SeaChange has entered into change in control severance agreements with each of its named executive officers. For purposes of these agreements, a “change in control” means any of the following:

  the members of the Board of Directors of SeaChange at the beginning of any consecutive 12-calendar month period (“Incumbent Directors”) ceasing for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 12-calendar month period shall be deemed to be an Incumbent Director;
  any consolidation or merger whereby the stockholders of SeaChange immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger;
  any sale or other transfer of all or substantially all of the assets of SeaChange to another entity, other than an entity of which at least 50% of the combined voting power is owned by stockholders in substantially the same proportion as their ownership of SeaChange prior to the transaction;
  any approval by the stockholders of SeaChange of a plan for liquidation or dissolution of SeaChange; or
  any corporation or other person acquiring 40% or more of the combined voting power of SeaChange.

Upon a change in control, all of the executive’s unvested stock options and stock appreciation rights will automatically vest and become immediately exercisable, and any and all restricted stock and restricted stock rights then held by the executive shall fully vest and become immediately transferable free of restriction, other than those imposed by applicable law. In the event of a subsequent termination of the executive’s employment for any reason, all of the stock options and stock appreciation rights then held by the executive shall become exercisable for the lesser of (i) the remaining applicable term of the particular award or (ii) three years from the date of termination. In addition, if within one or two years following a Change in Control the employment of the executive is terminated (i) by SeaChange other than for specified causes, death or disability, or (ii) by the executive for specified good reason, the executive shall be entitled to the following:

  two times his or her annual base salary plus one times his or her bonus (reflected in the Summary Compensation Table as the non-equity incentive plan compensation) for the preceding year;
  for a period of two years, continued health, life and disability benefits;
  outplacement services for up to one year following termination;
  up to $5,000 of financial planning services; and
  accrued vacation pay.

If all or any portion of the benefits and payments provided to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code resulting in the imposition on the executive of an excise tax, the payments and benefits will be “grossed-up” so as to place the executive in the same after-tax position as if no excise tax had been imposed.

As a condition to the receipt by the executive of any payment or benefit under the change-incontrol agreement, the executive must first execute a valid, binding and irrevocable general release in favor of SeaChange and in a form reasonably acceptable to SeaChange.

The following table shows the payments to which SeaChange’s named executive officer would have been entitled pursuant to his or her change-in control agreement had employment been terminated as of January 31, 2009 in circumstances that would have triggered the change-in control agreement.

Potential Payments Upon Termination or Change in Control

Name	Salary(1)	Non-Equity	Benefits(2)	Excise Taxes(3)	Equity Awards(4)
	($)	Incentive Plan	($)	($)	($)
		Compensation
		(1) ($)
William C. Styslinger, III	802,500	653,761	44,342	14,404	434,968

Kevin M. Bisson	682,500	–	53,008	19,197	362,701

Yvette Kanouff	487,650	333,360	53,008	–	172,726

Ira Goldfarb	325,000	340,858	53,008	–	217,943

Steven M. Davi	487,500	130,752	53,008	–	185,413

(1)	Reflects two times the executive’s base salary and one times the executive’s bonus (reflected in the Summary Compensation Table as non-equity incentive plan compensation). For executives other than Mr. Styslinger, the salary and bonus payment is limited to the amount to which Mr. Styslinger is entitled.

(2)	Reflects the continuation of each named executive officer’s benefits under group benefit plans consisting of medical, dental, group life and disability and outplacement and financial planning services.

(3)	Reflects the amount necessary to cover any excise taxes for excess parachute payments.

(4)	Reflects the value of all unvested stock options and restricted stock units that would vest as a result of the termination. The amounts are based on the excess of the SeaChange January 31, 2009 closing common stock price over the applicable exercise price in the case of accelerated options or the SeaChange closing common stock price as of the date of grant in the case of accelerated restricted stock units.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Thomas F. Olson, Chair
Mary Palermo Cotton
Carmine Vona

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Olson and Vona and Ms. Cotton. No person who served as a member of the Compensation Committee was, during the past fiscal year, an officer or employee of SeaChange or any of its subsidiaries, was formerly an officer of SeaChange or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of SeaChange served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a director of SeaChange.

PROPOSAL NO. II

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Grant Thornton LLP currently serves as SeaChange’s independent registered public accounting firm. The Board of Directors is seeking ratification of the Audit Committee’s selection of Grant Thornton LLP to continue to serve as the registered public accounting firm for the fiscal year ending January 31, 2010.

Independent Registered Public Accounting Firm for Fiscal Year 2010

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP, independent accountants, to serve as the registered public accounting firm for the fiscal year ending January 31, 2010.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

The Board of Directors has put the ratification of the selection of Grant Thornton LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and SeaChange’s relationship with Grant Thornton LLP and will then take such action as it deems necessary.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of SeaChange’s independent registered public accounting firm.

Principal Accountant Fees and Services

Fees for Services Provided by Grant Thornton LLP and PricewaterhouseCoopers LLP

     The following table sets forth the aggregate fees for services provided by Grant Thornton LLP, SeaChange’s independent registered public accounting firm for the fiscal years ended January 31, 2009 and 2008, and PricewaterhouseCoopers LLP, SeaChange’s independent registered public accounting firm prior to October 12, 2006. Both PricewaterhouseCoopers LLP and Grant Thornton LLP billed fees for services during fiscal 2009 and 2008.

	2009(1)	2008(2)
Audit Fees	$1,270,278	$1,240,497
Tax Fees	23,381	25,075
All Other Fees	1,500	11,970
Total:	$1,295,159	$1,277,542

(1)	Includes (a) fees billed and by Grant Thornton LLP in fiscal 2009 as follows: audit fees of $1,241,246; and (b) fees billed by PricewaterhouseCoopers LLP in fiscal 2009 as follows: audit fees of $29,032; tax fees of $23,381; and other fees of $1,500.

(2)	Includes (a) fees billed by Grant Thornton LLP in fiscal 2008 as follows: audit fees of $1,122,690; and tax fees of $11,175; and (b) fees billed by PricewaterhouseCoopers LLP in fiscal 2008 as follows: audit fees of $117,807; tax fees of $13,900; and other fees of $11,970.

Audit Fees. These are aggregate fees billed for professional services rendered by Grant Thornton LLP and PricewaterhouseCoopers LLP for the fiscal year ended January 31, 2009 and 2008 for (a) the annual audit of SeaChange’s financial statements for each such fiscal year including statutory audits of foreign subsidiaries and the accompanying attestation report regarding SeaChange’s internal control over financial reporting contained in SeaChange’s annual reports on Form 10-K, (b) reviews of the quarterly financial information included in SeaChange’s Quarterly Reports on Form 10-Q for each such fiscal year and (c) reviews of SEC filings, as well as fees for audit services rendered by Grant Thornton LLP during fiscal 2009 in connection with SeaChange’s acquisition of Mobix Interactive Ltd.

Tax Fees. These are fees billed for professional services for tax compliance, tax advice and tax planning for the fiscal years ended January 31, 2009 and 2008. The Tax Fees for each of the foregoing fiscal years related to tax planning and compliance services.

All Other Fees. These are fees billed primarily for proprietary client software access to financial accounting, SEC and tax regulations provided by PricewaterhouseCoopers LLP.

The Audit Committee of the Board of Directors has determined that the provision of the services as set out above is compatible with maintaining Grant Thornton LLP’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and other non-audit services that may be provided by Grant Thornton LLP, the independent registered public accounting firm. The policy identifies the principles that must be considered by the Audit Committee in approving these services to ensure that Grant Thornton LLP’s independence is not impaired; describes the audit and audit-related, tax and other services that may be provided; and sets forth pre-approval requirements for all permitted services. To date, Audit Committee pre-approval has been sought for the provision of all services by Grant Thornton LLP.

OTHER MATTERS

Expenses and Solicitation

All costs of solicitation of proxies will be borne by SeaChange. In addition to solicitations by mail, certain of SeaChange’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, e-mail and personal interviews. Brokers, custodians and fiduciaries will be requested to forward the Notice and proxy soliciting material to the owners of stock held in their names, and SeaChange will reimburse them for their reasonable out-of-pocket costs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires SeaChange’s directors, executive officers and holders of more than 10% of SeaChange’s common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of SeaChange. Such persons are required by regulations of the SEC to furnish SeaChange with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended January 31, 2009 and written representations from certain Reporting Persons, SeaChange believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended January 31, 2009, with the following exceptions: (1) Andrew Thomas Birchall’s Statement of Changes in Beneficial Ownership filed on Form 4 on July 24, 2008, which reported a transaction that occurred on June 5, 2008, was required to be filed by June 9, 2008; (2) Andrew Thomas Birchall’s Statement of Changes in Beneficial Ownership filed on Form 4 on June 19, 2008, which reported transactions that occurred on June 16-18, 2008, was required to be filed by June 18, 2008; and (3) the Statements of Changes in Beneficial Ownership filed on Form 4 by each of SeaChange’s non-employee directors on January 22, 2009, which reported transactions that occurred on December 17, 2008, were required to be filed by December 19, 2008.

Certain Relationships and Related Transactions

SeaChange has adopted a written policy pursuant to the Amended and Restated Charter of the Audit Committee and the Charter of the Corporate Governance and Nominating Committee that all transactions between SeaChange and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to SeaChange than could be obtained from unaffiliated third parties.

On September 23, 2005, SeaChange entered into an Agreement for the Sale and Purchase of Share Capital of ODG (the “Share Purchase Agreement”) by and among SeaChange, Anthony William Kelly, Andrew Thomas Birchall, Judith Kelly and Michael Kelly (collectively, the “ODG Stockholders”) providing for the purchase by SeaChange of the remaining 72.4% of the outstanding capital stock of On Demand Group Limited, a corporation incorporated under the laws of the United Kingdom (“ODG”), not then owned by SeaChange. Anthony Kelly and Mr. Birchall became executive officers of SeaChange following the closing of the Share Purchase Agreement. Mr. Birchall resigned as an executive officer of SeaChange on March 14, 2008.

The Share Purchase Agreement also provided for earnout payments to be made to the ODG Stockholders based on their prior holdings of ODG capital stock if ODG met certain annual performance goals through the period ending January 31, 2008.

On March 13, 2008, SeaChange and the ODG Stockholders entered into an amendment to the Share Purchase Agreement providing for the satisfaction of the final earnout payment pursuant to the Share Purchase Agreement by the issuance of shares of SeaChange’s common stock having a fair market value of $4,920,042 as of January 31, 2008, or 714,084 shares of SeaChange common stock. This is the number of shares that would have been issuable to the ODG Stockholders pursuant to the Share Purchase Agreement had ODG realized the targeted group net profit after tax (“GNAP”) for the fiscal year ended January 31, 2008. SeaChange entered into this amendment, notwithstanding that ODG did not achieve the target GNAP for the relevant period, recognizing the substantial value derived to date by SeaChange from ODG.

INVITATION TO 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE: Wednesday, July 15, 2009

TIME: 10:00 a.m.

PLACE: SeaChange Corporate Headquarters
50 Nagog Park, Acton, Massachusetts 01720

June 2, 2009

Dear Fellow Stockholders,

     Once again we are taking advantage of the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative or follow the link to a Q&A here on our web site. We believe this will allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

Sincerely yours,

/s/ Bill Styslinger
Bill Styslinger
Chairman, President, and CEO

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND VOTING
FOR
SEACHANGE INTERNATIONAL’S ANNUAL MEETING
TO BE HELD
JULY 15, 2009

Why am I being provided with these materials?

     SeaChange is providing you with this proxy statement because our Board of Directors is soliciting your proxy to vote at our 2009 annual meeting of stockholders to be held on Wednesday, July 15, 2009. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or via the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy on the Internet.

     We intend to mail a printed copy of our proxy statement and proxy card to certain of our stockholders of record entitled to vote at the annual meeting on or about June 2, 2009. All other stockholders will receive a Notice Regarding Availability of Proxy Matters (sometimes referred to as the “Notice of Internet Availability”), which will be mailed on or about June 2, 2009.

What if I have received a Notice Regarding the Availability of Proxy Materials?

     In accordance with the rules and regulations recently adopted by the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you request these from SeaChange. Instead, the Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you as to how you may submit your proxy on the Internet or by phone. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, not including the proxy card, you should follow the instructions for requesting the materials included in the Notice of Internet Availability.

What am I voting on?

     There are two matters scheduled for a vote:

  The re-election of William C. Styslinger, III, as director for an additional three year term;

  The ratification of the appointment of Grant Thornton LLP as SeaChange’s independent registered public accounting firm.

Who can vote at the annual meeting?

     Only stockholders of record at the close of business on May 18, 2009 will be entitled to vote at the annual meeting.

Am I a stockholder of record?

     If at the close of business on May 18, 2009 your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. If you hold SeaChange stock through a bank, broker or other intermediary, you are not a stockholder of record. Instead, you hold our stock in “street name,” and the “record owner” of your shares is your bank, broker or other intermediary. If you are not a registered stockholder, please understand that SeaChange does not know that you are a stockholder, or how many shares you own.

If I am a stockholder of record of SeaChange shares, how do I cast my vote?

     If you are a stockholder of record, you may vote in person at the annual meeting. However, we encourage you to vote by proxy card, the Internet or by telephone even if you plan to attend the annual meeting (please see the procedures for voting by proxy below). If you choose to vote in person at the annual meeting, we will give you a ballot when you arrive. Please be aware that you must present a valid photo ID and proof of share ownership.

     If you do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. The procedures for voting by proxy are as follows:

  Printed Proxy Card: If you received a printed copy of the proxy materials by mail, you may vote by completing, signing and dating your proxy card and returning it promptly in the envelope provided. You are encouraged to specify your choices by marking the appropriate boxes on the proxy card.Shares will be voted following your written instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

  Internet: To vote by proxy on the Internet go to www.proxyvote.com to complete an electronic proxy card. To authenticate your identity in order to allow you to provide your voting instructions, and to confirm that your instructions have been recorded properly, you will need your control number found on the Notice of Internet Availability or proxy card.

  Telephone: To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card or Notice of Internet Availability and follow the recorded instructions. To authenticate your identity in order to allow you to provide your voting instructions, and to confirm that your instructions have been recorded properly, you will need the control number found on the Notice of Internet Availability or proxy card.

     If you vote by proxy, your vote must be received by 11:59 pm Eastern time on July 14, 2009 to be counted.

We provide Internet proxy voting to allow you to vote your shares on line, with procedures designed to ensure the authenticity and correctness of your proxy voting instructions. However, please be aware that you must bear any costs associated with your Internet access, such as charges from Internet access providers and telephone companies.

If I am a holder in street name of SeaChange shares, how do I cast my vote?

     If you are a holder in street name, you may vote in person at the annual meeting, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting, and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the meeting without a legal proxy and a signed ballot.

     If you are a holder in street name and do not wish to vote in person or you will not be attending the annual meeting, you may vote by proxy. To do so you must timely deliver your voting instructions to your respective bank, broker or other intermediary, following the specific instructions that have been provided to you by your bank, broker or other intermediary.

How many votes do I have?

     On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of the close of business on May 18, 2009.

What does it mean if I received more than one Notice of Internet Availability or proxy card?

     If you received more than one Notice of Internet Availability or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included with each Notice of Internet Availability and proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

     For stockholders of record: Yes. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the Internet or by telephone) or by giving timely written notice of revocation to the Secretary of the Company.

     For holders in street name: Yes. You must follow the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.

How can I find out the results of the voting at the annual meeting?

     Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2010, which ends on July 31, 2009.

SEACHANGE INTERNATIONAL, INC.
ATTN: MARTHA SCHAEFER
50 NAGOG PARK
ACTON, MA 01720

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15345-P82421	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEACHANGE INTERNATIONAL, INC.

Vote On Directors

1.	To elect one (1) Class I Director to serve for a three-year term.

Nominee:

	(01)	William C. Styslinger, III
For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposals		For	Against	Abstain

2.	To ratify the appointment of SeaChange’s independent registered public accounting firm, Grant Thornton LLP.	☐	☐	☐

(NOTE: Please sign exactly as your name(s) appear(s) below. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

For address changes and/or comments, please check this box and write them on the back where indicated.		☐		Yes	No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

☐	☐		Please indicate if you plan to attend this meeting.	☐	☐

Yes	No		HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement / Annual Report Combo is available at www.proxyvote.com.

FOLD AND DETACH HERE
M15346-P82421

SEACHANGE INTERNATIONAL, INC.

     Annual Meeting of Stockholders to be held on July 15, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints William C. Styslinger, III and Kevin M. Bisson and each of them, with full power of substitution, as proxies to represent and vote all shares of common stock of SeaChange International, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of SeaChange to be held on July 15, 2009, at 10:00 a.m. local time, at SeaChange’s offices located at 50 Nagog Park, Acton, Massachusetts 01720, and at all adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated May 27, 2009, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF SEACHANGE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Shareholders'
Meeting to Be Held on July 15, 2009

Meeting Information
	Meeting Type:	Annual
SEACHANGE INTERNATIONAL, INC.	For holders as of:	5/18/09
	Date: 7/15/2009	Time: 10:00 AM
	Location:	SeaChange's Offices 50 Nagog Park Acton, MA 01720

Meeting Directions: For directions to the meeting, please visit www.schange.com
SEACHANGE INTERNATIONAL, INC. ATTN: MARTHA SCHAEFER 50 NAGOG PARK ACTON, MA 01720

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. The proxy statement and annual report to security holders are available at www.proxyvote.com.

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT / ANNUAL REPORT COMBO
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy.
Please make your request for a copy as instructed below on or before July 1, 2009 to facilitate timely delivery.
Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

1.	To elect one (1) Class I Director to serve for a three-year term.
Nominees:
(01)	William C. Styslinger, III

2.	To ratify the appointment of SeaChange’s independent registered public accounting firm, Grant Thornton LLP.